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                                                                    Exhibit 3.16

                           CERTIFICATE OF DECREASE OF
                            SERIES C PREFERRED STOCK
                            SERIES D PREFERRED STOCK
                            SERIES F PREFERRED STOCK
                                      AND
                            SERIES G PREFERRED STOCK
                                       OF
                          U.S.I. HOLDINGS CORPORATION

     U.S.I. HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), hereby certifies as follows:

     FIRST: The name of the corporation is U.S.I. HOLDINGS CORPORATION (the "Corporation").

     SECOND: The number of shares of the Corporation's Series C Preferred Stock is hereby decreased to 700,000.

     THIRD: The number of shares of the Corporation's Series D Preferred Stock is hereby decreased to 3,900,000.

     FOURTH: The number of shares of the Corporation's Series F Preferred Stock is hereby decreased to 5,900,000.

     FIFTH: The number of shares of the Corporation's Series G Preferred Stock is hereby decreased to 500,000.

     SIXTH: The above specified decreases have been duly authorized and adopted by the Board of Directors of the Corporation in accordance with Section 151(g) of the GCL.

     IN WITNESS WHEREOF, U.S.I. HOLDINGS CORPORATION has caused this certificate to be executed by BERNARD H. MIZEL and JOHN ADDEO, being the Chief Executive Officer and Secretary, respectively, of the Corporation this 18th day of December, 1995.

                                                /s/ Bernard Mizel
                                                --------------------------------
                                                Chief Executive Officer

/s/ John Addeo
------------------
Secretary